Exhibit 99.1

Company Contacts:

Corporate Communications: Ed Rebello, 510/572-6603, e-mail: ed.rebello@lamresearch.com

Investor Relations: Shanye Hudson, 510/572-4589, e-mail: shanye.hudson@lamresearch.com

Lam Research Appoints Doug Bettinger as Executive Vice President and Chief Financial Officer

FREMONT, Calif., February 26, 2013 — Lam Research Corporation (Nasdaq: LRCX) today announced that effective March 11, Doug Bettinger will serve as executive vice president and chief financial officer, succeeding Ernie Maddock. Lam announced Mr. Maddock’s planned departure from the company in January. Mr. Maddock will assist Mr. Bettinger in the transition process through mid-April. Mr. Bettinger was formally chief financial officer and senior vice president of Avago Technologies Limited, a position he held since 2008.

Mr. Bettinger brings more than 20 years of financial and operational experience in the semiconductor industry to Lam Research. Prior to Avago, Mr. Bettinger served as vice president of finance and corporate controller at Xilinx and chief financial officer at 24/7 Customer, a privately held company. Mr. Bettinger also spent 12 years at Intel Corporation, where he held numerous senior-level finance and manufacturing operations positions.

“I am looking forward to having Doug as a member of our executive team,” stated Martin B. Anstice, Lam’s chief executive officer. “His diverse global experience and proven track record of focusing on strategy, operational excellence, and growth to deliver solid financial results makes him the ideal executive to lead Lam’s financial function in the future. We expect Doug’s transition will be seamless to all of our constituents. I want to take this opportunity to thank Ernie again for continuing to serve as Lam’s CFO until Doug assumes his duties in March,” Anstice concluded.

“Lam’s leadership position in the semiconductor equipment market and commitment to strategic development to fuel growth, makes this an exciting opportunity,” stated Doug Bettinger. “I look forward to working with Lam’s experienced financial team and contributing to the company’s continued success.”

Mr. Bettinger holds a Bachelor’s of Science in Economics from the University of Wisconsin and an MBA in Finance from the University of Michigan.

About Lam Research:

Lam Research Corporation is a major supplier of innovative wafer fabrication equipment and services to the worldwide semiconductor industry. For more than 30 years, the Company has driven continuous improvements in chip performance, power consumption, and cost, contributing to the global proliferation of smartphones, computers, tablets, and other electronic products. Lam Research has been the leading supplier of high-throughput plasma etch equipment for more than a decade and expanded its product offerings in 2008 to include single-wafer clean systems. The Company added thin-film deposition and wafer surface preparation technologies to its product portfolio in 2012 with the acquisition of Novellus Systems, Inc. Headquartered in Fremont, Calif., Lam Research maintains a global network of service facilities throughout North America, Asia, and Europe to rapidly meet the needs of its global customer base. It is an S&P 500® company whose common stock trades on the NASDAQ Global Select MarketSM under the symbol LRCX. For more information, please visit http://www.lamresearch.com.